Exhibit 23.21

Board of Directors
U.S. Geothermal Inc.
Boise, Idaho

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 9, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of U.S. Geothermal Inc. and subsidiaries for the year ended March 31, 2008, and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

June 23, 2008